UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2020

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27446	94-3025618
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

5201 Great America Parkway, Suite 232Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)
(650) 306-1650
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	LNDC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2020, Landec Corporation (the “Company”) and certain of its subsidiaries that are party to the Credit Agreement (as defined below) entered into the Limited Waiver and Eighth Amendment to Credit Agreement (the “Eighth Amendment”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), BMO Harris Bank, N.A. and City National Bank, as lenders (collectively, the “Lenders”), and JPMorgan as administrative agent (the “Administrative Agent”), which amended the Credit Agreement entered into on September 23, 2016 (as previously amended, the “Credit Agreement”) by and among the Company, certain of its subsidiaries party thereto, the Lenders and the Administrative Agent.

The Eighth Amendment, among other things, (i) modifies the definition of EBITDA (as defined in the Credit Agreement) to increase the limit on permitted exclusions for certain unusual, extraordinary or one-time cash items for each fiscal quarter ending on or after February 28, 2021 to a maximum of 20% of EBITDA, other than for purposes of calculating the Total Leverage Ratio (as defined in the Credit Agreement) to determine the Applicable Rate (as defined in the Credit Agreement) for such period, which shall retain a maximum of 10% of EBITDA, and (ii) restricts the Company and any of its subsidiaries from making Capital Expenditures (as defined in the Credit Agreement) in the aggregate in excess of (x) $12,000,000.00 for the period commencing on June 1, 2020 and ending November 29, 2020 and (y) $35,270,000.00 for the period commencing on June 1, 2020 and ending May 31, 2021. Interest continues to be based on the Company’s Total Leverage Ratio, now at a revised per annum Applicable Rate of either (i) the prime rate plus a spread of between 0.75% and 3.50% or (ii) the Eurodollar rate plus a spread of between 1.75% and 4.50%, plus, in each case, a commitment fee, as applicable, of between 0.15% and 0.55%, as further described in the Eighth Amendment, a 50 basis-point increase compared to the prior ranges of Applicable Rates. As of May 31, 2020, the Company’s Total Leverage Ratio was 5.93:1.0.
The credit facility under the Credit Agreement continues to be guaranteed by certain of the Company’s direct and indirect subsidiaries and secured by substantially all of the Company’s and such direct and indirect subsidiaries’ personal property assets (with the exception of Curation Foods’ equity interest in Windset Holdings 2010 Ltd.). The Credit Agreement continues to contain customary events of default under which the obligation could be accelerated and/or the interest rate increased, including with respect to a breach of the financial covenants described above.
In connection with the execution of the Eighth Amendment, the Company paid an aggregate of $312,000 in bank fees, consisting of (i) an arrangement fee to the Administrative Agent of $110,000, (ii) an amendment fee to the Lenders of $144,000 (which represented 10 basis points of the total credit facility remaining under the Credit Agreement as of the date of the Eighth Amendment) and (iii) related fees and expenses of the Lenders of $58,000.
The foregoing description of the Eighth Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Eighth Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.
Item 7.01 Regulation of FD Disclosure.
On July 16, 2020, the Company issued a press release announcing the Eighth Amendment, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed as part of this report:

Exhibit No.	Description
10.1	Limited Waiver and Eighth Amendment to Credit Agreement, dated July 15, 2020, by and among Landec Corporation, Curation Foods, Inc., Lifecore Biomedical, Inc., Lifecore Biomedical, LLC, GreenLine Logistics, Inc., Yucatan Foods, LLC, Camden Fruit Corp., BMO Harris Bank, N.A., City National Bank and JPMorgan Chase Bank, N.A.
99.1	Press Release of Landec Corporation, dated July 16, 2020.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2020
LANDEC CORPORATION

By:  /s/ Brian McLaughlin
Brian McLaughlin
Chief Financial Officer and
Vice President of Finance and Administration